Exhibit 99.1

MATADOR RESOURCES COMPANY ELECTS MATTHEW V. HAIRFORD AS PRESIDENT; JOSEPH WM. FORAN REMAINS CHAIRMAN AND CEO

DALLAS, Texas, November 18, 2013 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with an emphasis on oil and natural gas shale and other unconventional plays and with a current focus on its Eagle Ford operations in South Texas and its Permian Basin operations in Southeast New Mexico and West Texas, today was pleased to announce that Matthew V. Hairford, the Company’s Executive Vice President - Operations, has been elected as President of the Company, effective November 18, 2013. Mr. Hairford succeeds Joseph Wm. Foran as President. Mr. Foran will continue as Chairman of the Board of Directors and Chief Executive Officer. Mr. Foran has held all three positions since he founded Matador in 2003. The Company’s Executive Committee will continue to consist of Mr. Foran, Mr. Hairford, David E. Lancaster, Executive Vice President, Chief Operating Officer and Chief Financial Officer, David F. Nicklin, Executive Director - Exploration, Craig N. Adams, Executive Vice President - Land and Legal, Bradley M. Robinson, Vice President - Reservoir Engineering and Chief Technology Officer, and Ryan C. London, Vice President and General Manager.
“Matt has extensive oil and gas experience and has been a key member of our operations team, helping us to develop our Eagle Ford acreage and positioning us to explore and develop our growing interest in the Permian Basin. He has been a key contributor to our success over the past nine years, and today’s announcement recognizes his excellent leadership skills and his growing operational and executive role in the Company,” Mr. Foran said. “Matt and I will continue to work closely together to develop our Eagle Ford, Permian and Haynesville assets and create ongoing value for our stockholders. I have enjoyed working with Matt since he joined the Company, and I look forward to him assuming additional responsibility in this new role.”
On his new position, Mr. Hairford said, “I’m honored to receive this promotion and am excited about not only our current operations, but also with what we have planned for the future. I look forward to continuing to work with Joe and the rest of the Matador team as we build upon our exploration and development efforts in the Eagle Ford, Permian and Haynesville.”
Mr. Hairford joined Matador as its Drilling Manager in July 2004 shortly before Matador drilled its first well. He was named Vice President - Drilling in May 2005, Vice President - Operations in May 2006 and Executive Vice President - Operations in May 2009. Mr. Hairford has overall responsibility for Matador’s drilling and production operations. Before joining Matador, Mr. Hairford was a Senior Drilling Engineer with both Samson Resources and Sonat, Inc. Mr. Hairford began his career with Conoco, Inc. in 1984.
Mr. Hairford received his Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is an active member of the American Association of Drilling Engineers, the American Petroleum Institute and the Society of Petroleum Engineers. Mr. Hairford has also completed the Stanford Graduate School of Business Executive Education Program.
About Matador Resources Company
Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Eagle Ford shale play in South Texas and the Wolfcamp and Bone Spring plays in the Permian Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest

Louisiana and East Texas. In addition, Matador has a large exploratory leasehold position in Southwest Wyoming and adjacent areas of Utah and Idaho where it is testing the Meade Peak shale.
For more information, visit Matador Resources Company at www.matadorresources.com.
Contact Information

Mac Schmitz
Investor Relations
(972) 371-5225
mschmitz@matadorresources.com